Exhibit 99.6

CONSENT OF MARTIN LUTHER KING III

RXR Acquisition Corp. (the “Company”) intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

February 11, 2021

By:	/s/ Martin Luther King III
	Name:	Martin Luther King III